Exhibit 10.1
BIG LOTS 2006 BONUS PLAN
1.	NAME
1.01.	The Big Lots 2006 Bonus Plan (the “Plan”) is hereby established by Big Lots, Inc., to be effective as of January 29, 2006 (the “Effective Date”), subject to approval by the Company’s shareholders no later than June 1, 2006.
2.	PURPOSE
2.01.	The Plan is designed to: (a) assist the Company and its Affiliates in attracting, retaining and motivating employees; (b) align Participants’ interests with those of the Company’s shareholders; and (c) qualify compensation paid to Participants who are “Covered Associates” as “other performance-based compensation” within the meaning of section 162(m) of the IRC or a successor provision.
3.	DEFINITIONS
3.01.	“Acquired Corporation” has the meaning ascribed in Section 3.07.

3.02.	“Affiliate” means: (a) a “parent” or a “subsidiary” of the Company, as those terms are defined in Code sections 424(e) and (f), respectively; and (b) any other entity (other than the Company) regardless of its form that directly or indirectly controls, is controlled by or is under common control with, the Company within the meaning of Code section 414(b) but substituting “50 percent” for “80 percent” when determining controlling interest under Code section 414(b).

3.03.	“Base Salary” means as to a Performance Period, a Participant’s actual gross salary rate in effect on the Determination Date. Such salary shall be before: (a) deductions for taxes and benefits; and (b) deferrals of salary pursuant to Company-sponsored plans.

3.04.	“Beneficiary” means the person or persons entitled to receive the interest of a Participant in the event of the Participant’s death.

3.05.	“Board” means the Board of Directors of the Company.

3.06.	“Bonus” means a payment subject to the provisions of this Plan.

3.07.	“Change of Control” means any one or more of the following events: (a) any person or group [as defined for purposes of Section 13(d) of the Exchange Act] acquires 35 percent or more of the outstanding equity securities of the Company entitled to vote for the election of directors; (b) a majority of the Board of Directors of the Company then in office is replaced within any period of twelve months or less by directors not nominated and approved by a majority of the directors in office at the beginning of such period (or their successors so nominated and approved); or (c) any person or group [as defined for purposes of Section 13(d) of the Exchange Act] acquires assets of the Company having a gross fair market value equal to or more than 40 percent of the gross fair market value of the Company. Provided, however, the other provisions of this Section 3.07 notwithstanding, the term “Change of Control” shall not mean any merger, consolidation, reorganization, or other transaction in which the Company exchanges or offers to exchange newly-issued or treasury Common Shares representing 20 percent or more, but less than 50 percent, of the outstanding equity securities of the Company entitled to vote for the election of directors, for 51 percent or more of the outstanding equity securities entitled to vote for the election of at least the majority of the directors of a corporation other than the Company or an Affiliate (the “Acquired Corporation”), or for all or substantially all of the assets of the Acquired Corporation.
3.08.	“Committee” means the Compensation Committee of the Board, which shall consist of not less than three (3) members of the Board each of whom is a “non-employee director” as defined in Securities and Exchange Commission Rule 16b-3(b)(3)(i), or as such term may be defined in any successor regulation under Section 16 of the Securities Exchange Act of 1934, as amended. In addition, each member of the Committee shall be an outside director within the meaning of IRC section 162(m).

3.09.	“Common Shares” means the common shares of the Company, its successors and assigns.

3.10.	“Company” means Big Lots Inc., an Ohio Corporation, its successors and assigns and any corporation which shall acquire substantially all its assets.

3.11.	“Conditional Payment” means prepaying a Bonus before the date of current payment in Section 6.02 and subjects the prepayment (or a portion thereof) to possible return to the Company.

3.12.	“Covered Associate” means any Participant who is expected to be a “covered employee” (in the Fiscal Year the Bonus is expected to be payable) as defined in IRC section 162(m) and the regulations thereunder.

3.13.	“Deferred Bonus Account” means the bookkeeping account established under Section 6.04.

3.14.	“Determination Date” means as to a Performance Period: (a) the first day of the Performance Period; or (b) such other date set by the Committee provided such date will not jeopardize the Plan’s Bonus as performance-based compensation under IRC section 162(m).

3.15.	“Eligible Position” means an employment position with the Company or an Affiliate which provides the employee in the position the opportunity to participate in the Plan. The Committee (or its designee) determines Eligible Positions.

3.16.	“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

3.17.	“Fiscal Year” means the fiscal year of the Company (currently comprised of a 52/53 week fiscal year which ends on the Saturday nearest to January 31).

3.18.	“IRC” means the Internal Revenue Code of 1986, as amended from time to time, and any successor along with relevant rules, regulations, and authoritative interpretations the Internal Revenue Service issues.

3.19.	“Participant” means a key employee of the Company or an Affiliate who has been approved for participation in the Plan by the Committee (or its designee).

3.20.	“Performance Period” means the period (which, with respect to a Covered Associate, may be no shorter than a fiscal quarter of the Company) established by the Committee over which the Committee measures whether or not Bonuses have been earned. In most cases, the Performance Period will be a Fiscal Year. In the case of an inaugural Performance Period or a promotion, the Performance Period may be less than a Fiscal Year.

3.21.	“Tax” means any net income, alternative or add-on minimum tax, gross income, gross receipts, commercial activity, sales, use, consumer, transfer, documentary, registration, ad valorem, value added, franchise, profits, license, withholding, payroll, employment, unemployment insurance contribution, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty, unclaimed fund/abandoned property, or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such tax.
4.	ELIGIBILITY AND PARTICIPATION
4.01.	Approval. Each key employee of the Company or an Affiliate who is approved for participation in the Plan by the Committee (or under the authority conveyed by the Committee) shall be a Participant as of the date designated.

4.02.	Termination of Approval. The Committee may withdraw its approval for participation for a Participant at any time. In the event of such withdrawal, the key employee concerned shall cease to be an active Participant as of the date selected by the Committee. Nothing in this Section 4.02 shall permit distribution of amounts credited to a Participant’s Deferred Bonus Account before the time specified in Section 6.04.

4.03.	Transfers In, Out of and Between Eligible Positions.
(a)	A key employee may be approved for participation during a portion of a Fiscal Year.
(i)	With respect to employees who are not Covered Associates, an employee newly hired or transferred into an Eligible Position shall have his/her participation prorated during the first Fiscal Year provided employment or transfer occurs at least two months prior to the end of the Fiscal Year.

(ii)	An employee (other than a Covered Associate) transferred out of an Eligible Position may receive a prorated Bonus at the discretion of the Committee provided he/she served in the Eligible Position for at least two full months during the Fiscal Year.

(iii)	With respect to Covered Associates approved for participation during a portion of a Fiscal Year, see Section 5.03 as it would relate to Performance Periods that are not equivalent to a Fiscal Year.
(b)	Participants (who are not Covered Associates) transferring between Eligible Positions having different Bonus formulas will receive Bonuses prorated to months served in each Eligible Position. Generally, for Covered Associates transferring between Eligible Positions, Section 5.03 shall apply to each respective Performance Period applicable to the particular position unless an employment agreement provides otherwise.
4.04.	Termination of Employment.
(a)	The Participant shall forfeit all rights to a bonus unless the Participant is employed by the Company or an Affiliate on the day on which payments determined under Section 6.02 are in fact made (or would have been made if a deferred payment election under Section 6.04 had not been executed). However, a Participant shall not forfeit a bonus for a performance period if the Participant is employed by the Company or an Affiliate at the end of the Performance Period and is involuntarily terminated by the Company or an Affiliate without cause or terminates by reason of retirement, disability, or death, after the end of the performance period, but before the bonus payment date.

(b)	The Company shall have discretion to provide a pro-rated Bonus to a Participant whose employment with the Company or an Affiliate terminated by reason of retirement, disability, or death during a Performance Period.
5.	DETERMINATION OF BONUSES
5.01.	In addition to the vesting requirements of Section 4.04, Bonuses will vest solely on account of: (1) the attainment of one or more pre-established performance objectives and (2) in the case of Covered Associates, the certification described in Section 5.07.

5.02.	With respect to Bonuses for Covered Associates, the material terms of the performance measure(s) must be disclosed to, and subsequently approved by, the shareholders before the Bonus payout is executed, unless the performance measures conform individually, alternatively or in any combination of the performance criteria and the application thereof in Appendix A.

5.03.	Prior to the completion of 25% of any Performance Period (which, by example, may be a full Fiscal Year or some potion thereof) or such earlier date as required under IRC section 162(m), the Committee shall in its sole discretion, for each such Performance Period determine and establish in writing a performance measure or performance measures (in accordance with Section 5.02) applicable to the Performance Period to any Covered Associate. Within the same period of time, the Committee (or its designee) for each such Performance Period shall determine and establish in writing the performance measures applicable to the Performance Period for Participants who are not Covered Associates. Such pre-established performance measures must state, in terms of an objective formula or standard, the method for computing the amount of the Bonus payable to the Participant if the objective(s) is (are) obtained. A formula or standard is objective if a third party having knowledge of the relevant performance results could calculate the amount to be paid to the Participant. The Committee may establish any number of Performance Periods, objectives and Bonuses for any associate running concurrently, in whole or in part, provided, that in so doing the Committee does not jeopardize the Company’s deduction for such Bonuses under IRC section 162(m).

5.04.	On or prior to the date specified in Section 5.03, the Committee, in its sole discretion, shall either; (a) assign each Participant a target Bonus opportunity level expressed as a percentage of Base Salary or a whole dollar amount (for Covered Associates, Base Salary must be fixed prior to the establishment of performance objectives applicable to a particular Performance Period); or (b) establish a payout table or formula for purposes of determining the Bonus (if any) payable to each Participant. The Committee may authorize a designee to establish a payout table or formula for those Participants who are not Covered Associates.

5.05.	Each payout table or formula:
(a)	shall be in writing;

(b)	shall be based on a comparison of actual performance to the performance objectives;

(c)	may include a “floor” which is the level of achievement of the performance objective in which payout begins;

(d)	shall include a ceiling (a/k/a “stretch”) which is the level of achievement for the maximum Bonus payout percentage (subject to Section 5.09); and

(e)	shall provide for a formula for the actual Bonus attainment in relation to the Participant’s target Bonus, depending on the extent to which actual performance approached, reached or exceeded the performance criteria goal subject to Section 5.09.
5.06.	In lieu of Bonuses based on a percentage of Base Salary (Section 5.04), Bonuses may be based on a percentage or share of a Bonus pool. The Committee (or its designee) shall determine (by the date specified in Section 5.03) the total dollar amount available for Bonuses (or a formula to calculate the total dollar amount available) known as a Bonus pool. The Committee, in its sole discretion, may establish two or more separate Bonus pools and assign the Participants to a particular Bonus pool. The Committee (or its designee in the case of Participants who are not Covered Associates) shall establish in writing a performance payout table or formula detailing the Bonus pool and the payout (or payout formula) based upon the relative level of attainment of performance goals. Each payout table or formula shall (a) be based on a comparison of actual performance to the performance goals, (b) provide the amount of a Participant’s Bonus or total pool dollars available (or a formula to calculate pool dollars available), if the performance goals for the Performance Period are achieved, and (c) provide for an actual Bonus (which may be based on a formula to calculate the percentage of the pool to be bonused to a particular Participant) based on the extent to which the performance goals were achieved. The payout table or formula may include a “floor” which is the level of achievement of the performance goals in which payout begins. In the case of Bonuses which are stated in terms of a percentage of a Bonus pool, the sum of the individual percentages for all Participants in the pool cannot exceed 100 percent. In no case shall a reduction in a Bonus of one Participant result in an increase in another Participant’s Bonus.

5.07.	After the end of each Performance Period or such earlier date if the performance objective(s) are achieved, the Committee shall certify in writing, prior to the unconditional payment of any Bonus, which performance objective(s) for the Performance Period were satisfied and to what extent they were satisfied. The Committee (or its designee) shall determine the actual Bonus for each Participant based on the payout table/formula established in Section 5.05 or 5.06, as the case may be.

5.08.	The Committee, in its discretion, may cancel or decrease a Bonus calculated under this Plan, but with respect to Covered Associates, may not under any circumstances increase such Bonus calculated under this Plan.

5.09.	Any other provision of the Plan notwithstanding, the maximum aggregate Bonus payable to a Participant for a particular Fiscal Year may not exceed $3,000,000.
6.	PAYMENT OF INCENTIVE BONUSES
6.01.	In General
(a)	Once a Bonus has vested and the amount thereof is determined, payment of the Bonus (or the portion thereof not deferred under Section 6.04) shall be made pursuant to Section 6.02 or, if properly and timely elected and permitted by IRC section 409A (i.e. intended to avoid earlier income inclusion, interest and additional taxes of IRC section 409A), shall be deferred in accordance with Section 6.04.

(b)	To the extent that any Bonus under the Plan is subject to IRC section 409A (or its successor), the terms and administration of such Bonus shall comply with the provisions of IRC section 409A (or its successor) and good faith reasonable interpretations thereof, and to the extent necessary to achieve compliance, shall be modified, replaced, or terminated at the discretion of the Committee.
6.02.	Current Payment. A Participant’s Bonus for a Performance Period, which is not deferred in accordance with the provisions of Section 6.04 hereof, and a Participant’s Bonus, whether or not he/she elected deferred-payment thereof, for the Fiscal Year in which his/her employment terminates, shall be paid in immediately available funds to the Participant, or his/her Beneficiary in the event of his/her death, on or before the fifteenth day of the third month following the end of the Performance Period.
6.03.	Conditional Payment. The Committee may authorize a Conditional Payment of a Participant’s Bonus based upon the Committee’s good faith determination. The Conditional Payment, at the discretion of the Committee (or, except for Covered Associates, under authority granted to its designee) may be discounted to reasonably reflect the time value of money for the prepayment. Conditional Payments to Covered Associates shall only be made in circumstances where the Covered Associate’s compensation deduction will not be jeopardized under IRC section 162(m). The amount of the Conditional Payment that will be returned to the Company is equal to the Conditional Payment less the Bonus payment that has vested, if any. For example, if the floor (see Section 5.05) was not attained for the performance goal or target for the Performance Period, all of the Conditional Payment made for that Performance Period to the Participant must be returned to the Company. Return of all or a portion of the Conditional Payment shall be made reasonably soon after it is determined the extent to which the performance goal or target was not achieved. Conditional payments shall not be made in connection with bonuses that otherwise would be subject to IRC section 409A if paid in the ordinary course.

6.04.	Deferred Payment. Only Participants who are employed by the Company or an affiliate of the Company that is related to the Company through an 80 percent chain of ownership are permitted to defer a Bonus under this Section 6.04.
(a)	Highly Compensated Employees. If a Participant in this Plan is a highly compensated employee who participates in the Big Lots, Inc. Supplemental Savings Plan (the “Top Hat Plan”), elections to defer Bonus, elections as to the form of distribution of the deferred amount, establishment of a deferred account, distributions from the deferred accounts, and all other terms governing the deferred payment of a Bonus shall be governed by the terms of the Top Hat Plan. Any election to defer the Bonus of a Participant who participates in the Top Hat Plan will result in an account administered under the Top Hat Plan.

(b)	Other Employees. The terms governing the deferral of a Bonus for Participants who do not participate in the Top Hat Plan are set forth below.
(i)	Election. Before the first day of each Performance Period (or such other date as is permissible to properly defer the Bonus for income tax purposes), a Participant may irrevocably elect in writing to have a part or (if permissible under IRC section 409A) all of a Bonus for the year under the Plan (but not less than $5,000) deferred. At the same time, the Participant also shall elect the form of distribution from the Deferred Bonus Account, from the choices set forth in Section 6.04(b)(v). Such deferred payment shall be credited to a bookkeeping reserve account which shall be established for the Participant and set up on the books of the Company or an Affiliate and known as his/her “Deferred Bonus Account”.

(ii)	Credits to Deferred Bonus Account. When a Participant has elected to have a part or all of his/her Bonus credited to a Deferred Bonus Account, the unpaid balance in such account shall be credited with a simple annual interest equivalent, as follows: As of the May 1 next following the Fiscal Year for which the deferred Bonus was paid, such Bonus shall become part of the unpaid balance of such Deferred Bonus Account. Such Deferred Bonus Account shall be credited on April 30 of each year with an amount equal to interest on the unpaid balance of such account from time to time outstanding during the year ending on such April 30 at the rate determined by adding together the Three-month Treasury Bill rate on the last banking day prior to the beginning of such year and the Three-month Treasury Bill rate in effect on the last banking days of each of the calendar months of April through March of such year and dividing such total by 12. In the event that the Deferred Bonus Account shall be terminated for any reason prior to April 30 of any year, such account shall upon such termination date be credited with an amount equal to interest at the average Three-month Treasury Bill rate determined as aforesaid on the unpaid balance from time to time outstanding during that portion of such year prior to the date of termination.

(iii)	Alternate Deferral Plans. The Committee, at its discretion, may provide alternate deferral arrangements of which Bonuses under this Plan may be included provided that such deferral arrangements conform with IRC section 409A (i.e. intended to avoid earlier income inclusion, interest and additional taxes of IRC section 409A).

(iv)	Trust Deposits. The Committee, at its discretion, may establish an irrevocable trust in which the assets of the trust are subject to the general creditors of the Company and/or the Affiliate as the case may be. Such trust may upon the occurrence of certain events, as determined by the Committee, receive assets equal to the value of all Participants’ Deferred Bonus Accounts on the date of the event.

(v)	Distribution upon Termination of Employment. Upon termination of a Participant’s employment for any reason with the Company or an affiliate that is related to the Company through an 80 percent chain of ownership, the Participant, or his/her Beneficiary in the event of his/her death, shall be entitled to payment of the entire Deferred Bonus Account in one lump-sum payment payable on the date of the first regular payroll after the thirtieth day following the date of termination of employment, or in ten annual installment payments payable as set forth below, as elected by the Participant at the time the Participant elects to defer all or part of his or her Bonus. The amount accumulated in such Participant’s Deferred Bonus Account shall be paid in immediately available funds. Distribution of installments over ten years shall be made as follows:
(1)	The first annual payment shall be made on the date of the first regular payroll after the thirtieth day following the date of termination of employment, and shall be in an amount equal to the value of 1/10th of the total amount credited to the Participant’s Deferred Bonus Account as of the end of the month immediately preceding the date of termination.

(2)	A second annual payment shall be made on the date of the first regular payroll after the start of the Fiscal Year following the year during which the first anniversary of the date of termination of employment occurs, and shall be in an amount equal to the value of 1/9th of the amount credited (which includes accumulated interest) to the Participant’s Deferred Bonus Account as of January 1 next following the first anniversary of the termination of employment.

(3)	Each succeeding installment payment shall be made on the date of the first regular payroll of the succeeding Fiscal Year and shall be determined in a similar manner, i.e., the fraction of Participant’s Deferred Bonus Account balance to be paid out shall increase each year to 1/8th, 1/7th, etc., until the tenth installment which shall equal the then remaining balance of the Deferred Bonus Account.
Notwithstanding any other provision of this Plan, in the case of a Participant who is determined to be a specified employee for purposes of Code section 409A (a)(2)(B), no payment required to be made under this Plan as a result of termination of employment other than by death or Disability, shall be made earlier than the date that is six months after termination. Instead, payments in such a case shall be made or commence to be made on the first day of the first month that commences following the end of the six-month period following such termination of service. Specified employees for purposes of this Section 6.04(b)(v) will be identified annually as of a date specified in writing by the Committee. If no date is specified, the identification date is deemed to be December 31.

(vi)	Distribution in Event of Financial Emergency. If requested by a Participant while in the employ of the Company or an Affiliate and if the Committee (or in the case of Participants who are not Covered Associates, its designee) determines that an unforeseeable financial emergency has occurred in the financial affairs of the Participant, all or a portion of the Deferred Bonus Account of the Participant on the date the Participant makes the request may be paid out at the sole discretion of the Committee (or its designee) in an amount no greater than the amount reasonably necessary to satisfy the emergency need (including amounts necessary to pay any Federal, state or local income taxes reasonably anticipated to result from such distribution). In order to qualify under this Section, the financial hardship must be the result of an unforeseeable financial emergency. For this purpose, an “unforeseeable financial emergency” is an extraordinary and unanticipated emergency that is caused by an event beyond the control of the Participant (such as an illness, accident or casualty) and that would result in severe financial hardship to the Participant if the early distribution were not permitted. The Participant must supply written evidence of the financial hardship and must declare, under penalty of perjury, that the Participant has no other resources available to meet the emergency, including the resources of the Participant’s spouse and minor children that are reasonably available to the Participant. The Participant must also declare that the need cannot be met by reimbursement or compensation by insurance or otherwise, or by reasonable liquidation of the Participant’s assets (or the assets of the spouse or minor children of the Participant) to the extent such liquidation will not itself cause severe financial hardship. Any such distribution shall be paid within 7 days of the determination by the Committee that such a financial emergency exists.

(vii)	Acceleration of Payment. Notwithstanding the provisions in Sections 6.04(b)(v) and (vi), once distributions of the Deferred Bonus Account begin, if the amount remaining in a Participant’s Deferred Bonus Account at any time is less than $5,000, the Committee shall pay the balance in the Participant’s Deferred Bonus Account in a lump sum.

(viii)	Beneficiary Designation.
(1)	A Participant may designate a Beneficiary who is to receive, upon his/her death or disability, the distributions that otherwise would have been paid to him/her. All designations shall be in writing and shall be effective only if and when delivered to the Secretary of the Company during the lifetime of the Participant. If a Participant designates a Beneficiary without providing in the designation that the Beneficiary must be living at the time of each distribution, the designation shall vest in the Beneficiary all of the distribution whether payable before or after the Beneficiary’s death, and any distributions remaining upon the Beneficiary’s death shall be made to the Beneficiary’s estate.

(2)	A Participant may from time to time during his lifetime change his Beneficiary by a written instrument delivered to the Secretary of the Company. In the event a Participant shall not designate a Beneficiary as aforesaid, or if for any reasons such designation shall be ineffective, in whole or in part, the distribution that otherwise would have been paid to such Participant shall be paid to his estate and in such event the term “Beneficiary” shall include his estate.

(ix)	Corporate Changes.
(1)	Dissolution or Liquidation of Company. The Company shall cause the dollar balance of a Deferred Bonus Account (adjusted to the end of the month immediately preceding the date of dissolution or liquidation) to be paid out in cash in a lump sum to the Participants, or their Beneficiaries as the case may be, 60 days following the date of a corporate dissolution of the Company taxed under IRC section 331.

(2)	Change of Control of Company. In the event of a Change of Control of the Company, the Company may, within thirty days preceding or twelve months following the Change of Control event, elect to terminate the Plan and to distribute all Deferred Bonus Accounts under the Plan or take any other actions that the Committee deems advisable in order to protect the interests of the Participants (and Beneficiaries). In the event of a termination of the Plan on Change of Control, all Deferred Bonus Accounts under the Plan, and all accounts under any substantially similar arrangements, shall be paid within twelve months of termination of the Plan.
7.	RIGHTS OF PARTICIPANTS
7.01.	No Participant or Beneficiary shall have any interest in any fund or in any specific asset or assets of the Company or an Affiliate by reason of any account under the Plan. It is intended that the Company has merely a contractual obligation to make payments when due hereunder and it is not intended that the Company hold any funds in reserve or trust to secure payments hereunder. No Participant may assign, pledge, or encumber his/her interest under the Plan, or any part thereof, except that a Participant may designate a Beneficiary as provided herein.

7.02.	Nothing contained in this Plan shall be construed to give any associate or Participant any right to receive any Bonus other than in the sole discretion of the Committee or any rights whatsoever with respect to the Common Shares of the Company.
8.	NO EMPLOYEE RIGHTS
8.01.	Nothing in the Plan or participation in the Plan shall confer upon any Participant the right to be employed by the Company or an Affiliate or to continue in the employ of the Company or an Affiliate, nor shall anything in the Plan, or participation in the Plan amend, alter or otherwise affect any rights or terms of employment or other benefits arising from that employment.
9.	ADMINISTRATION
9.01.	Administration. The Committee shall have complete authority to administer the Plan, interpret the terms of the Plan, determine eligibility of associates to participate in the Plan, and make all other determinations and take all other actions in accordance with the terms of the Plan and any trust agreement established under Section 6.04(b)(iv). Any determination or decision by the Committee shall be conclusive and binding on all persons who at any time have or claim to have any interest whatever under this Plan.

9.02.	Liability of Committee, Indemnification. To the extent permitted by law, the Committee shall not be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan unless attributable to his or her own bad faith or willful misconduct.

9.03.	Expenses. The costs of the establishment, the adoption, and the administration of the Plan, including but not limited to legal and accounting fees, shall be borne by the Company. The expenses of establishing and administering any trust under Section 6.04(b)(iv) shall be borne by the trust; provided, however, that the Company shall bear, and shall not be reimbursed by, the trust for any tax liability of the Company associated with the investment of assets by the trust.

9.04.	Choice of Law. The validity and effect of this Plan and the rights and obligations of all persons affected hereby shall be construed and determined in accordance with the laws of the State of Ohio, unless superseded by federal law, which shall govern correspondingly.
10.	AMENDMENT OR TERMINATION
10.01.	The Committee may modify or amend, in whole or in part, any or all of the provisions of the Plan, except as to those terms or provisions that are required by IRC section 162(m) to be approved by the shareholders, or suspend or terminate the Plan entirely; provided, however, that no such modifications, amendment, suspension or termination may, without the consent of the Participant, or his Beneficiary in the case of his/her death, reduce the right of a Participant, or his/her Beneficiary, as the case may be, to any Payment due under the Plan. For the avoidance of doubt, the Committee may amend the Plan as necessary to conform the Plan to the requirements of IRC section 409A. Distributions of Deferred Bonus Accounts on termination of the Plan shall occur only under the circumstances specified in Section 6.04(b)(ix) above.
11.	TAX WITHHOLDING
11.01.	The Company or the employing Affiliate shall have the right to deduct from all cash payments any federal, state, or local taxes or other withholding amounts required by law or valid court order to be withheld with respect to such cash payments. Amounts deferred will be taken into account for purposes of any tax or withholding obligation under the Federal Insurance Contribution Act and Federal Unemployment Tax Act, not in the year distributed, but at the later of the year the services are performed or the year in which the rights to the amounts are no longer subject to a substantial risk of forfeiture, as required by IRC sections 3121(v) and 3306(r) and the regulations thereunder. Amounts required to be withheld pursuant to IRC sections 3121(v) and 3306(r) shall be withheld out of other current wages paid to the Participant by the Company or the employing Affiliate, or, if such current wages are insufficient, out of the amount of Bonus elected to be deferred. The determination of the Company or the employing Affiliate regarding applicable income and employment tax withholding requirements shall be final and binding on the Participant.
12.	SECTION 409A
12.01.	It is intended that the Plan comply with IRC section 409A and the Plan shall be construed, where possible, to comply with section 409A. Neither the Company, the employing Affiliate, nor the Committee shall be obligated to perform any obligation hereunder in any case where, in the opinion of the Company’s Counsel, such performance would result in the violation of IRC section 409A. Should it be determined that any provision or feature of the Plan is not in compliance with IRC section 409A, that provision or feature shall be null and void to the extent required to avoid the noncompliance with IRC section 409A. To the extent taxation of a Participant is required under IRC section 409A, the Participant’s Deferred Bonus Account shall be distributed to the Participant (or Beneficiary) in an amount equal to the amount required to be included in income under section 409A.

APPENDIX A
PERFORMANCE CRITERIA
Performance criteria imposed on Bonus opportunities will be derived using the accounting principles generally accepted in the United States of America and will be reported or appear in the Company’s periodic filings with the Securities Exchange Commission (including Forms 10-Q and 10-K) or the Company’s annual report to shareholders and will be derived from one or more (or any combination of one or more) of the following:
(a)	Income (loss) per common share from continuing operations;

(b)	Income (loss) per common share;

(c)	Operating profit (loss), operating income (loss), or income (loss) from operations (as the case may be);

(d)	Income (loss) from continuing operations before unusual or infrequent items;

(e)	Income (loss) from continuing operations;

(f)	Income (loss) from continuing operations before income taxes;

(g)	Income (loss) from continuing operations before extraordinary item and/or cumulative effect of a change in accounting principle (as the case may be);

(h)	Income (loss) before extraordinary item and/or cumulative effect of a change in accounting principle (as the case may be);

(i)	Net income (loss);

(j)	Income (loss) before other comprehensive income (loss);

(k)	Comprehensive income (loss);

(l)	Income (loss) before interest and income taxes (sometimes referred to as “EBIT”);

(m)	Income (loss) before interest, income taxes, depreciation and amortization (sometimes referred to as “EBITDA”);

(n)	Any other objective and specific income (loss) category or non-GAAP financial measure that appears as a line item in the Company’s periodic filings with the Securities and Exchange Commission or the annual report to shareholders;

(o)	Any of items (c) through (n) on a weighted average common shares outstanding basis;

(p)	Any of items (a) through (n) on a diluted basis as defined in the Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 128 including authoritative interpretations or amendments thereof which may be issued from time to time as long as such interpretations or amendments are utilized on the consolidated statements of operations or statement of operations, as applicable, or in the notes to the consolidated financial statements;

(q)	Common share price;

(r)	Total shareholder return expressed on a dollar or percentage basis as is customarily disclosed in the proxy statement accompanying the notice of annual meetings of shareholders;

(s)	Percentage increase in comparable store sales;

(t)	Gross profit (loss) or gross margin (loss) (as the case may be);

(u)	Economic value added;

(v)	Any of items (a) through (u) with respect to any subsidiary, Affiliate, business unit, business group, business venture or legal entity, including any combination thereof, or controlled directly or indirectly by the Company whether or not such information is included in the Company’s annual report to shareholders, proxy statement or notice of annual meeting of shareholders;

(w)	Any of items (a) through (u) above may be determined before or after a minority interest’s share as designated by the Committee;

(x)	Any of items (a) through (u) above with respect to the period of service to which the performance goal relates whether or not such information is included in the Company’s periodic filings, annual report to shareholders, proxy statement or notice of annual meetings of shareholders;

(y)	Total shareholder return ranking position meaning the relative placement of the Company’s total shareholder return [as determined in (r) above] compared to those publicly held companies in the Company’s peer group as established by the Committee prior to the beginning of a vesting period or such later date as permitted under the Code. The peer group shall be comprised of not less than eight and not more than sixteen companies, including the Company; or

(z)	With respect to items (a), (b), (o) and (p) above, other terminology may be used for “income (loss) per common share” (such as “Basic EPS,” “earnings per common share,” “diluted EPS,” or “earnings per common share-assuming dilution”) as contemplated by SFAS No. 128, as amended, revised or superseded.
The Committee in its sole discretion, in setting the performance objectives in the time prescribed in Section 5, may provide for the making of equitable adjustments (including the income tax effects attributable thereto), singularly or in combination, to the performance criteria in A above of this Appendix in recognition of unusual or non-recurring events, transactions and accruals for the effect of the following qualifying objective items:
(aa)	Asset impairments as described in SFAS No. 144, as amended, revised or superseded;

(bb)	Costs associated with exit or disposal activities as described by SFAS No. 146, as amended, revised or superseded;

(cc)	Amortization costs associated with the acquisition of goodwill or other intangible assets, as described by SFAS No. 142, as amended, revised or superseded;

(dd)	Merger integration costs;

(ee)	Merger transaction costs;

(ff)	Any profit or loss attributable to the business operations of a reportable segment as described by SFAS No. 131 as amended, revised or superseded;

(gg)	Any profit or loss attributable to a reportable segment as described by SFAS No. 131, as amended, revised or superseded or an entity or entities acquired during the period of service to which the performance goal relates;

(hh)	Any specified Tax settlement(s) (or combination thereof) with a Tax authority;

(ii)	The relevant Tax effect of new Tax legislation enacted after the beginning of the Performance Period or other changes in Tax law;

(jj)	Any extraordinary item, event or transaction as described in Accounting Principles Board Opinion (“APB”) No. 30, as amended, revised or superseded;

(kk)	Any unusual in nature, or infrequent in occurrence items, events or transactions (that are not “extraordinary” items) as described in APB No. 30, as amended, revised or superseded;

(ll)	Any other non-recurring items or other non-GAAP financial measures (not otherwise listed);

(mm)	Any change in accounting as described in APB No. 20, as amended, revised or superseded;

(nn)	Unrealized gains or losses on investments in debt and equity securities as described in SFAS No. 115, as amended, revised or superseded;

(oo)	Any gain or loss recognized as a result of derivative instrument transactions or other hedging activities as described in SFAS No. 133, as amended, revised or superseded;

(pp)	Shares-based compensation charges as described in SFAS No. 123, as amended, revised or superseded;

(qq)	Any gain or loss as reported as a component of other comprehensive income as described in SFAS No. 130, as amended, revised or superseded;

(rr)	Any gain or loss as a result of a direct or indirect guarantee, as described in FASB Interpretations (“FIN”) No. 45, as amended, revised or superseded;

(ss)	Any gain or loss as the result of the consolidation of a variable interest entity as described in FIN No. 46, as amended, revised or superseded;

(tt)	Any gain or loss as a result of litigation, judgments or lawsuit settlement (including class action lawsuits); or

(uu)	Any charges associated with the early retirement of debt obligations.